                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]  Confidential, for the Use of the Commission Only (as permitted by
      Rule 14a-6(e)(2))

                             Arvin Meritor, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

                                          [ArvinMeritor Logo]

                                          LETTER TO
                                          SHAREOWNERS
                                          NOTICE OF 2001
                                          ANNUAL MEETING
                                          AND
                                          PROXY STATEMENT

[ArvinMeritor Logo]

December 29, 2000

Dear Shareowner:

You are cordially invited to attend the 2001 annual meeting of shareowners of the Company.

The meeting will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 14, 2001, at 9 a.m. At the meeting there will be a current report on the activities of the Company followed by discussion and action on the matters described in the Proxy Statement. Shareowners will have an opportunity to comment on or to inquire about the affairs of the Company that may be of interest to shareowners generally.

If you plan to attend the meeting, please complete and return the form enclosed with your proxy or direction card, or indicate your intention to attend when voting by telephone or Internet, and an admittance card will be forwarded to you promptly.

It is sincerely hoped that as many shareowners as can conveniently attend will do so.

Sincerely yours,

/s/ Larry D. Yost                              /s/ V. William Hunt
Larry D. Yost                                  V. William Hunt
Chairman of the Board                          Vice Chairman and
and Chief Executive Officer                    President

                               ARVINMERITOR, INC.
                              2135 WEST MAPLE ROAD
                           TROY, MICHIGAN 48084-7186

                  NOTICE OF 2001 ANNUAL MEETING OF SHAREOWNERS

TO THE SHAREOWNERS OF
ARVINMERITOR, INC.:

NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company") will be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on Wednesday, February 14, 2001, at 9 a.m. (Eastern Standard Time) for the following purposes:

     (a) to elect five members of the Board of Directors of the Company with terms expiring at the Annual Meeting in 2004;

     (b) to consider and vote upon a proposal to approve the selection by the Board of Directors of the firm of Deloitte & Touche LLP as auditors of the Company; and

     (c) to transact such other business as may properly come before the meeting.

Only shareowners of record at the close of business on December 8, 2000 will be entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors.

/s/ Vernon G. Baker, II

Vernon G. Baker, II
Secretary

December 29, 2000

NOTE: THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND PROMPT RETURN OF THE ACCOMPANYING PROXY. A RETURN ENVELOPE IS ENCLOSED.

                                PROXY STATEMENT

     The 2001 Annual Meeting of Shareowners of ArvinMeritor, Inc. (the "Company" or "ArvinMeritor") will be held on February 14, 2001, for the purposes set forth in the accompanying Notice of 2001 Annual Meeting of Shareowners. The Board of Directors is soliciting proxies to be used at the Annual Meeting and any adjournment, and is furnishing this statement and the accompanying proxy in connection with its solicitation. This statement and the proxy are first being sent to shareowners on or about December 29, 2000.

     Shareowners of record may vote by (a) executing and returning a proxy in the accompanying form; (b) calling a toll-free telephone number; or (c) voting via the Internet. Specific instructions for telephone and Internet voting are included on the enclosed proxy card. If a shareowner votes by telephone or Internet, it is not necessary to return a proxy card. If you properly give a proxy (including a written proxy or a proxy via telephone or Internet), your shares will be voted as you specify in the proxy. If no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. You may revoke your proxy prior to its exercise by delivering written notice of revocation to the Secretary of the Company, by giving a valid, later dated proxy or by attending the meeting and voting in person.

     The Company was incorporated in Indiana in March 2000 in connection with the merger (the "Merger") of Meritor Automotive, Inc. ("Meritor") and Arvin Industries, Inc. ("Arvin"). The Merger was effected in two steps: (1) Meritor, a Delaware corporation, reincorporated in Indiana by merging into ArvinMeritor, its wholly-owned subsidiary, and (2) immediately thereafter, Arvin merged into ArvinMeritor. The Merger was effective on July 7, 2000. Following the Merger, shareowners of Arvin and Meritor were entitled to exchange their common stock for shares of Common Stock, par value $1 per share, of the Company ("Common Stock"), at specified exchange ratios.

     The Company's policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareowners. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.

VOTING SECURITIES

     Only shareowners of record at the close of business on December 8, 2000, are entitled to receive notice of, and to vote at, the meeting. On December 8, 2000, the Company had outstanding 66,930,340 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share held.

     As of December 8, 2000, T. Rowe Price Trust Company, Owings Mills, Maryland, as trustee under the Company's Meritor Savings Plan for its participating employees, The Northern Trust Company, Chicago, Illinois, as trustee under the Company's Arvin Employee Stock Benefit Trust, and Wells Fargo Bank, N.A., Los Angeles, California, as trustee under the Rockwell International Corporation ("Rockwell") Savings Plans for its participating employees, held the following numbers of shares of Common Stock:

                                                                       PERCENT OF OUTSTANDING
NAME                                               NUMBER OF SHARES         COMMON STOCK
----                                               ----------------    ----------------------
T. Rowe Price Trust Company......................      1,204,185                1.80%
The Northern Trust Company.......................      1,930,753                2.88
Wells Fargo Bank, N.A. ..........................      4,388,569                6.56

     If you are a participant in any of these plans, your proxy card will also serve as a voting instruction card for the trustee of that plan with respect to shares held in your account. Shares held on account of the participants in these plans will be voted by the respective trustees in accordance with instructions from the participants (either in writing or by means of the Company's telephone or Internet voting procedures). Where no instructions are received, shares held in the Rockwell plans will be voted as the trustee deems proper, and shares held in each of the Company plans will be voted by the respective trustee in the same manner and proportion as shares for which instructions are received.

ELECTION OF DIRECTORS

     The Company's Restated Articles of Incorporation provide that the Board of Directors consists of three classes of directors with overlapping three-year terms, and that the three classes should be as nearly equal in number as possible. The Company's Board of Directors currently consists of nineteen members.

     One class of directors is elected each year with terms extending to the Annual Meeting held three years later. Three of the seven directors in Class I, Richard W. Hanselman, Charles H. Harff and Larry D. Yost, are standing for re-election at the 2001 Annual Meeting, for terms expiring at the Company's Annual Meeting in 2004. The remaining four Class I directors, Donald R. Beall, John J. Creedon, Ivan W. Gorr and Don J. Kacek, each have determined to retire as of the date of the 2001 Annual Meeting and not to stand for reelection. In order to make the classes more equal in number, Joseph B. Anderson, Jr., and William D. George, Jr., currently Class III directors, are standing for reelection as Class I directors at the 2001 Annual Meeting, for terms expiring in 2004.

     Proxies will be voted at the meeting (unless authority to do so is withheld) for the election as directors of the five nominees specified in Class I -- Nominees for Directors with Terms Expiring in 2004 below. If for any reason any of the nominees is not a candidate (which is not expected) when the election occurs, it is likely that either (a) proxies would be voted for the election of the other nominees and of a substitute nominee, or (b) the Board of Directors would reduce the number of directors.

INFORMATION AS TO NOMINEES FOR
DIRECTORS AND CONTINUING DIRECTORS

     The following information, as reported to the Company, is shown below for each nominee for director and each continuing director: name, age and principal occupation; period during which he or she has served as a director; position, if any, with the Company; business experience; other directorships held; and the committees of the Board of Directors on which the nominee or continuing director serves.

CLASS I -- NOMINEES FOR DIRECTORS WITH TERMS EXPIRING IN 2004

JOSEPH B. ANDERSON, JR.
Chairman of the Board and Chief Executive Officer, Chivas Industries LLC (Automotive Components)

Age 57

[JOSEPH B. ANDERSON PHOTO]
                Mr. Anderson, a director since July 2000 and director of Meritor from September 1997 until the Merger, is Chairman of the Board Composition Committee and a member of the Environmental and Social Responsibility Committee. He is Chairman of the Board and Chief Executive Officer of Chivas Industries LLC, having held that position (including with its predecessor, Chivas Products, Ltd.) since October 1994. From December 1992 to July 1993, Mr. Anderson was President and Chief Executive Officer of Composite Energy Management Systems, Incorporated (automotive components). Mr. Anderson served in a variety of positions, primarily in manufacturing, with General Motors Corporation (automotive) from 1979 until December 1992. He also served as an assistant to the U.S. Secretary of Commerce from 1977 to 1979. Mr. Anderson is a director of Quaker Chemical Corporation, United Services Automotive Association and R. R. Donnelley & Sons Co. and is a trustee of Kettering University. He is also a director, trustee or member of a number of business, educational and civic organizations.

WILLIAM D. GEORGE, JR.
Retired President and Chief Executive Officer of S.C. Johnson Wax (Chemical Specialty Products)

Age 68

[WILLIAM D. GEORGE PHOTO]
                Mr. George, a director since July 2000 and a director of Arvin from 1994 until the Merger, is Chairman of the Audit Committee and a member of the Environmental and Social Responsibility Committee. Since 1981, he served in a variety of positions with S.C. Johnson Wax, including Executive Vice President and Chief Operating Officer, Worldwide Consumer Products from 1988 to 1990, and President, Worldwide Consumer Products from 1990 to 1993. Mr. George was elected President and Chief Executive Officer of S.C. Johnson Wax in 1993, positions he held until retirement in 1997. He is also a director of Ralcorp Holdings, Reilly Industries, Inc., and Nobex Corporation, and is a member of the Board of Trustees of Carthage College.

RICHARD W. HANSELMAN
Chairman of the Board, Health Net, Inc. (Managed Care Provider)

Age 73

[RICHARD W. HANSELMAN PHOTO]
                Mr. Hanselman, a director since July 2000 and a director of Arvin from 1983 until the Merger, is a member of the Board Composition Committee. He is the Chairman of the Board of Health Net, Inc., a position he has held (including with its predecessor, Foundation Health Corporation) since 1999. Earlier, Mr. Hanselman joined Genesco, Inc. (footwear and apparel) in 1980 and was named Chief Executive Officer in 1981, serving in that capacity and as Chairman of the Board until 1986. He serves on the boards of four privately held companies and is Chairman of one, and is a trustee of the Committee for Economic Development.

CHARLES H. HARFF
Retired Senior Vice President, General Counsel and Secretary, Rockwell International Corporation (Electronic Controls and Communications)

Age 71

[CHARLES H. HARFF PHOTO]
                Mr. Harff, a director since July 2000 and a director of Meritor from May 1997 until the Merger, is a member of the Audit Committee and the Compensation and Management Development Committee. He is a consultant to Rockwell. From June 1984, when he joined Rockwell, until November 1994, Mr. Harff served as Senior Vice President, General Counsel and Secretary of Rockwell. From November 1994 to February 1996, Mr. Harff served as Senior Vice President and Special Counsel of Rockwell. He is a director of the Fulbright Association, the Christian A. Johnson Endeavor Foundation and several civic organizations.

LARRY D. YOST
Chairman of the Board and Chief Executive Officer of the Company

Age 62

[LARRY D. YOST PHOTO]
                Mr. Yost has been a director since March 2000, when he was elected to his present position, and was a director of Meritor from May 1997 until the Merger. Mr. Yost joined Allen-Bradley Company, LLC (automation), a subsidiary of Rockwell, as a manager in 1971 and, after serving in a number of increasingly responsible management positions, served as Senior Vice President, Operations, of Allen-Bradley from July 1992 until November 1994. He served as President, Heavy Vehicle Systems of Rockwell from November 1994 until March 1997 and was Senior Vice President and President, Automotive and Acting President, Heavy Vehicle Systems of Rockwell from March 1997 to September 1997. He served as Chairman of the Board and Chief Executive Officer of Meritor from May 1997 until July 2000. Mr. Yost is a director of Kennametal Inc. and a trustee of Kettering University.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF THESE NOMINEES, WHICH IS PRESENTED AS ITEM (a).

CLASS II -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2002

STEVEN C. BEERING
President Emeritus, Purdue University

Age 68

[STEVEN C. BEERING PHOTO]
                Dr. Beering, a director since July 2000 and a director of Arvin from 1983 until the Merger, is Chairman of the Environmental and Social Responsibility Committee and a member of the Compensation and Management Development Committee. He is the President Emeritus of Purdue University, having held the position of President of Purdue University and Purdue University Foundations, a private support organization, from 1983 until 2000. Dr. Beering is a director of Eli Lilly and Company, NiSource Inc., American United Life Insurance Co. and Veridian Corporation. He is also Chairman of the Board of the Purdue Research Foundation and a trustee of the University of Pittsburgh.

RHONDA L. BROOKS
President, Exterior Systems Business, Owens Corning, Inc. (Building Materials and Fiberglass Composites)

Age 48

[RHONDA L. BROOKS PHOTO]
                Ms. Brooks, a director since July 2000 and a director of Meritor from July 1999 until the Merger, is a member of the Environmental and Social Responsibility Committee. She has served as the President of the Exterior Systems Business of Owens Corning, Inc. since June 2000. She served Owens Corning as President of the Roofing Systems Business from December 1997 to June 2000, as Vice President, Investor Relations from January to December 1997 and as Vice President-Marketing of the Composites Division from 1995 to 1996. Prior to that time, she served as Senior Vice President and General Manager of PlyGem Industries, Inc. from 1994 to 1995, and as Vice President -- Oral Care and New Product Strategies, and Vice President -- Marketing of Warner Lambert Company from 1990 to 1994. She is a director of Central Vermont Public Service Corporation and a trustee of the University of Toledo in Toledo, Ohio.

JOSEPH P. FLANNERY
Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (Financial Holding Company)

Age 67

[JOSEPH P. FLANNERY PHOTO]
                Mr. Flannery, a director since July 2000 and a director of Arvin from 1991 until the Merger, is a member of the Board Composition Committee. He is the Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc., positions he has held since 1987. Mr. Flannery is a director of Ingersoll-Rand Company, K-Mart Corp., Newmont Mining Corporation and The Scotts Company.

ROBERT E. FOWLER, JR.
Retired Chairman and Chief Executive Officer of IMC Global Inc. (Agricultural Products and Services)

Age 65

[ROBERT E. FOWLER, JR. PHOTO]
                Mr. Fowler, a director since July 2000 and a director of Arvin from 1999 until the Merger, is a member of the Compensation and Management Development Committee and the Environmental and Social Responsibility Committee. He served as President and Chief Operating Officer of IMC Global Inc. from 1996 following its merger with The Vigoro Corporation, of which he had served as President, Chief Executive Officer and a director since 1994. He was elected Chief Executive Officer in 1997 and Chairman in 1998 and served in these capacities until October 1999. Mr. Fowler is also a director of Anixter International Inc.

HAROLD A. POLING
Retired Chairman of the Board and Chief Executive Officer, Ford Motor Company (Automotive)

Age 75

[HAROLD A. POLING PHOTO]
                Mr. Poling, a director since July 2000 and a director of Meritor from September 1997 until the Merger, is Chairman of the Compensation and Management Development Committee and a member of the Board Composition Committee. He is an investor in Metapoint Partners, an investment partnership. He retired as Chairman of the Board and Chief Executive Officer of Ford Motor Company in January 1994. He joined Ford in 1951 and served in a number of senior management positions prior to becoming President (in 1975) and Chairman (in 1977) of Ford in Europe. Mr. Poling became President and Chief Operating Officer of Ford in February 1985 and served as Chairman of the Board and Chief Executive Officer from March 1990 to January 1994. He is a director of Shell Oil Company and Thermadyne Holdings Corporation, and an advisory director of Donaldson, Lufkin and Jenrette, Inc. and LTV Corporation. He is Chairman of Eclipse Aviation Corp. He is also a director, trustee or member of a number of business, educational and civic organizations.

MARTIN D. WALKER
Retired Chairman of the Board and Chief Executive Officer of M.A. Hanna Company (Specialty Chemicals, Plastics and Rubber Products)

Age 68

[MARTIN D. WALKER PHOTO]
                Mr. Walker, a director since July 2000, is a member of the Board Composition Committee. He is a principal of MORWAL Investments. Mr. Walker served M.A. Hanna Company as Chief Executive Officer from October 1998 until June 1999 and as Chairman of the Board from October 1998 until December 1999. He had previously served M.A. Hanna as Chief Executive Officer from 1986 until December 1996 and as Chairman of the Board from 1986 until June 1997. He is a director of Comerica, Inc., Goodyear Tire and Rubber Co., Lexmark International Group, Textron, Inc. and The Timken Company.

CLASS III -- CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2003

V. WILLIAM HUNT
Vice Chairman and President of the Company

Age 56

[V. WILLIAM HUNT PHOTO]
                Mr. Hunt has been a director since July 2000, when he was elected to his present position, and was a director of Arvin from 1983 until the Merger. Mr. Hunt joined Arvin in 1976 and was elected Vice President-Administration in 1980, Secretary in 1982, Executive Vice President in 1990, President and Chief Operating Officer in 1996, Chief Executive Officer in May 1998 and Chairman of the Board in April 1999. He served as Chairman of the Board, President and Chief Executive Officer of Arvin until July 2000. Mr. Hunt is a director of the Motor Equipment Manufacturers' Association and of Manufacturers' Alliance/MAPI, Inc.

VICTORIA B. JACKSON
President, Victoria Belle, Inc. (Jewelry)

Age 45

[VICTORIA B. JACKSON PHOTO]
                Ms. Jackson, a director since July 2000 and a director of Meritor from July 1999 until the Merger, is a member of the Audit Committee. She currently serves as President of Victoria Belle, Inc., a fine jewelry design and marketing firm. She was President and Chief Executive Officer of DSS/Prodiesel, Inc. (transportation components) from 1979 until 1998, when the company was sold to TransCom USA. She served as a consultant to TransCom USA from 1998 to February 2000. Ms. Jackson is a director of AmSouth Bancorporation and Whitman Corporation, and is a member of various business, educational and civic organizations.

JAMES E. MARLEY
Retired Chairman of the Board, AMP Inc. (Electrical and Electronics Components and Cabling Products)

Age 65

[JAMES E. MARLEY PHOTO]
                Mr. Marley, a director since July 2000 and a director of Meritor from April 1999 until the Merger, is a member of the Audit Committee and the Environmental and Social Responsibility Committee. He is the retired Chairman of the Board of AMP Inc., serving in that position from 1993 to 1998. He joined AMP in 1963 and served in a variety of engineering and executive positions until his retirement in 1998. He is also a director of Armstrong World Industries Inc. and a number of business, educational and civic organizations, and is a member of a number of engineering and management professional associations.

JAMES E. PERRELLA
Chairman of the Board, Ingersoll-Rand Company (Industrial Components)

Age 65

[JAMES E. PERRELLA PHOTO]
                Mr. Perrella, a director since July 2000 and a director of Arvin from 1999 until the Merger, is a member of the Board Composition Committee and the Compensation and Management Development Committee. Mr. Perrella has served as Chairman of the Board of Ingersoll-Rand Company since 1993 and as a member of its Board of Directors since 1992. Between 1993 and October 1999, he also served as President and Chief Executive Officer of Ingersoll-Rand. Mr. Perrella is also a director of Becton Dickinson and Company, Bombardier Inc., Milacron Inc. and Rio Algorn Limited.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors manages or directs the management of the business of the Company. The Board has established four standing committees the principal functions of which are briefly described below. In fiscal year 2000, the Meritor board of directors held eleven regularly scheduled and special meetings, the Arvin board of directors held six regularly scheduled and special meetings, and the Company's Board of Directors held two regularly scheduled meetings. Each Company director attended at least 75% of the aggregate number of meetings of the Meritor board, the Arvin board, the Company Board and related committees on which he or she served, during the period in fiscal year 2000 in which he or she was a director, except Mr. Perrella (67%) and Mr. George (67%).

     The Audit Committee is currently composed of six non-employee directors, William D. George, Jr. (chairman), Ivan W. Gorr, Charles H. Harff, Victoria B. Jackson, Don J. Kacek and James E. Marley. The Audit Committee has a written charter, which it reviews and reassesses annually for compliance with recently adopted rules of the New York Stock Exchange. The charter is attached as an appendix to this proxy statement. Among its functions, the Audit Committee selects and recommends to the Board of Directors the employment of independent public accountants for the Company, subject to approval of the shareowners; reviews the scope of and procedures used in audits and reviews of the Company's financial statements by the independent public accountants; reviews the Company's annual and quarterly financial statements before their release; reviews and approves the fees charged by the independent public accountants and the scope and extent of any non-audit services they perform for the Company; receives and evaluates a report from the independent public accountants as to their independence; reviews the adequacy of the Company's systems of internal controls and recommendations of the independent public accountants with respect to internal controls;

reviews the scope and results of internal audits; reviews and acts on comments and suggestions by the independent public accountants and by the Company's internal auditors with respect to their audit activities; monitors compliance by the employees with the Company's standards of business conduct policies; monitors risk exposures and initiatives to control such exposures; and reviews all of the foregoing with management. The Audit Committee held one meeting between the date of the Merger and the end of fiscal year 2000, and the Meritor audit committee held two meetings prior to the Merger in fiscal year 2000.

     The Board Composition Committee is currently composed of seven non-employee directors, Joseph B. Anderson, Jr. (chairman), Donald R. Beall, Joseph P. Flannery, Richard W. Hanselman, James E. Perrella, Harold A. Poling and Martin
D. Walker. The principal functions of the Board Composition Committee are to consider and recommend to the Board qualified candidates for election as directors of the Company and periodically to prepare and submit to the Board for adoption the Committee's selection criteria for director nominees. The Committee also periodically assesses and reports to the Board on the performance of the Board of Directors. The Board Composition Committee held one meeting from the date of the Merger to the end of the fiscal year, and the corresponding Meritor committee held one meeting in fiscal year 2000. Shareowners may recommend candidates for consideration by the Committee by writing to the Secretary of the Company at its World Headquarters in Troy, Michigan, giving the candidate's name, biographical data and qualifications. A written statement from the candidate, consenting to be named as a candidate and, if nominated and elected, to serve as a director, should accompany any such recommendation.

     The six members of the Compensation and Management Development Committee (the "Compensation Committee"), Harold A. Poling (chairman), Donald R. Beall, Steven C. Beering, Robert E. Fowler, Jr., Charles H. Harff and James E. Perrella, are non-employee directors and are not eligible to participate in any of the plans or programs that are administered by the Committee (except the Directors Stock Plan). The principal functions of the Compensation Committee are to evaluate the performance of the Company's senior executives and plans for management succession and development, to consider the design and competitiveness of the Company's compensation plans, to review and approve senior executive compensation and to administer the Company's incentive, deferred compensation, stock option and long-term incentives plans. The Compensation Committee held one meeting in fiscal year 2000 after the Merger, and the corresponding Meritor committee held five meetings in fiscal year 2000.

     The Environmental and Social Responsibility Committee, which is composed of six non-employee directors, Steven C. Beering (chairman), Joseph B. Anderson, Jr., Rhonda L. Brooks, Robert E. Fowler, Jr., William D. George, Jr. and James
E. Marley, reviews and assesses the Company's policies and practices in the following areas and recommends revisions as appropriate: employee relations, with emphasis on equal employment opportunity and advancement; the protection and enhancement of the environment and energy resources; product integrity and safety; employee health and safety; and community and civic relations, including programs for and contributions to health, educational, cultural and other social institutions. This committee held one meeting between the date of the Merger and the end of fiscal year 2000. Prior to the Merger, the corresponding Meritor committee held one meeting in fiscal year 2000.

COMPENSATION OF DIRECTORS

     Non-employee directors of the Company receive a retainer at the rate of $35,000 per year for Board service. No additional retainer is paid for service on committees.

     Pursuant to the Directors Stock Plan, each non-employee director receives a grant of 1,000 shares of Common Stock immediately following each Annual Meeting of Shareowners. In addition, pursuant to the Directors Stock Plan, each non-employee director is granted options to purchase, at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date of the grant, 3,000 shares of Common Stock immediately after each Annual Meeting of Shareowners of the Company. A non-employee director who is elected to the Board during the fiscal year receives a pro rata portion of these grants.

     A director may elect to defer payment of all or part of the cash retainer fees to a later date, with interest on deferred amounts accruing quarterly at a rate equal to 120% of the Federal long-term rate set each month by the Secretary of the Treasury. Each director also has the option each year to defer all of the annual grant of shares and all or any portion of the cash retainer by electing to receive restricted shares that could be forfeited if certain conditions are not satisfied. The restricted shares in lieu of the cash retainer are valued at the closing price of the Common Stock on the New York Stock Exchange -- Composite Transactions reporting system on the date each retainer payment would otherwise be made in cash.

     Directors who are also employees of the Company or a subsidiary of the Company do not receive compensation for serving as directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     On October 5, 2000, Owens Corning, Inc. filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware. Owens Corning stated that it took the action to address demands on its cash flow resulting from asbestos-related liability. Rhonda L. Brooks, a director of the Company, is President of the Exterior Systems Business of Owens Corning.

     In October 1997, Chivas Products, Ltd., of which Joseph B. Anderson, Jr., a director of the Company, was Chairman of the Board and Chief Executive Officer, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in U.S. Bankruptcy Court in the Eastern District of Michigan. On March 4, 1998, the court approved a restructuring plan, pursuant to which the assets of Chivas Products, Ltd. were sold on March 17, 1998 to Chivas Industries LLC, a joint venture between Mr. Anderson and Continental Plastics Co. Mr. Anderson is Chairman of the Board and Chief Executive Officer of the joint venture.

OWNERSHIP BY MANAGEMENT OF EQUITY SECURITIES

     The following table shows the beneficial ownership, reported to the Company as of November 30, 2000, of the Company's Common Stock of (a) each director, (b) each executive officer listed in the Summary Compensation Table under the heading Executive Compensation below and (c) such persons and other executive officers as a group. See Voting Securities above for information on beneficial holders of more than 5% of the Company's Common Stock.

                  BENEFICIAL OWNERSHIP AS OF NOVEMBER 30, 2000

                                                                        COMMON STOCK
                                                         -------------------------------------------
NAME                                                     SHARES(1)(2)            PERCENT OF CLASS(3)
----                                                     ------------            -------------------
Joseph B. Anderson, Jr. ...............................       6,000(4)                     *
Donald R. Beall........................................     119,788(4)(5)(6)             .18
Steven C. Beering......................................       5,350                        *
Rhonda L. Brooks.......................................       1,874(7)                     *
John J. Creedon........................................       8,316(8)                     *
Joseph P. Flannery.....................................       5,250                        *
Robert E. Fowler, Jr. .................................       4,750(9)                     *
William D. George, Jr. ................................       6,750                        *
Ivan W. Gorr...........................................       5,250                        *
Richard W. Hanselman...................................       6,250                        *
Charles H. Harff.......................................      21,547(10)                    *
V. William Hunt........................................     918,186(6)(11)(12)          1.36
Victoria B. Jackson....................................       1,874                        *
Don J. Kacek...........................................       4,750(12)                    *
James E. Marley........................................      10,316(4)                     *
James E. Perrella......................................       6,750                        *
Harold A. Poling.......................................      42,000(4)                     *
Martin D. Walker.......................................      10,653(13)                    *
Larry D. Yost..........................................     468,093(4)(6)(12)(14)         .70
Prakash R. Mulchandani.................................     189,945(4)(6)                .28
Terrence E. O'Rourke...................................      38,685(6)                     *
Thomas A. Madden.......................................     188,019(4)(6)(12)            .28
All of the above and other executive officers as a
  group (35 persons)...................................   2,587,996(4)(6)(12)           3.77

---------------
  *  Less than 0.1%

 (1) Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

 (2) Includes the following numbers of shares of Common Stock which may be acquired upon exercise of options that were exercisable or would become exercisable within 60 days: 3,375 shares for each of Messrs. Anderson, Beall, Creedon, Harff and Poling; 562 shares for each of Ms. Brooks and Ms. Jackson; 750 shares for Mr. Marley; 3,000 shares for Messrs. Beering, Flannery, George, Gorr, Hanselman and Kacek; 2,000 shares for Mr. Fowler; 1,000 shares for Mr. Perrella; 354,500; 630,712; 148,750; 21,000 and
     149,375 shares for Messrs. Yost, Hunt, Mulchandani, O'Rourke and Madden, respectively; and 1,691,092 shares for all directors and executive officers as a group.

 (3) For purposes of computing the percentage of outstanding shares beneficially owned by each person, the number of shares owned by that person and the number of shares outstanding includes shares as to which such person has a right to acquire beneficial ownership within 60 days (for example, through the exercise of stock options, conversions of securities or through various trust arrangements), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.

 (4) Includes restricted shares of Common Stock awarded under the Directors Stock Plan or the Meritor 1997 Long-Term Incentives Plan, as applicable. Restricted shares are held by the Company until certain conditions are satisfied.

 (5) Includes shares as to which beneficial ownership is disclaimed, as follows:
     5,037 shares held for the benefit of family members and 2,499 shares owned by the Beall Family Foundation, of which Mr. Beall is President and a director.

 (6) Includes shares beneficially owned under the Company's and Rockwell's Savings Plans and the Company's Deferred Compensation and Equity Plans. Does not include the following share equivalents held under supplemental savings plans of Rockwell and the Company on November 30, 2000: 7,770, 783, and 2,242 shares for Messrs. Yost, Mulchandani and Madden, respectively, and 13,469 shares for all directors and executive officers as a group.

 (7) Includes 1,312 shares held as trustee of a revocable trust.

 (8) Includes 4,125 shares held as trustee and beneficiary of a revocable trust.

 (9) Includes 2,000 shares held as trustee of a revocable trust.

(10) Includes 2,332 shares held by the Charles H. and Marion M. Harff Charitable Remainder Trust and 15,840 shares held by the Charles H. Harff Revocable Living Trust. Mr. Harff is co-trustee of each such trust.

(11) Includes 3,955 shares held in the Hunt Family Foundation.

(12) Includes shares held jointly or in other capacities or held by a spouse, as to which, in some cases, beneficial ownership is disclaimed.

(13) Includes 2,133 shares held in the Martin D. Walker Charitable Remainder Trust, 3,750 shares held in the Mary J. Walker Trust, and 1,125 shares held in the Martin D. Walker Trust, of which Mr. Walker is trustee, and 2,249 shares held in the Walker Charitable Foundation.

(14) Includes deferred awards of Common Stock.

EXECUTIVE COMPENSATION

     The Company began operation as a combined company on July 7, 2000. The information shown below reflects the annual and long-term compensation, from all sources, of the chief executive officer of the Company and the other four most highly compensated executive officers of the Company at September 30, 2000 (the "Named Executive Officers"). The compensation reported below for the fiscal year ended September 30, 2000 is for services rendered in all capacities to the Company and its subsidiaries from the date of the Merger to September 30, 2000, and to Arvin or Meritor and their respective subsidiaries, as applicable, for the period from October 1, 1999 to July 7, 2000. The compensation reported below for the fiscal years ended September 30, 1999 and 1998 is for services rendered in all capacities to Meritor or Arvin and their respective subsidiaries, as applicable.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM COMPENSATION
                                         ANNUAL COMPENSATION          -------------------------------------
                                   --------------------------------                  STOCK
                                                             OTHER    RESTRICTED   UNDERLYING                     ALL
                                                            ANNUAL      STOCK       OPTIONS      LONG-TERM       OTHER
NAME AND PRINCIPAL POSITION                                 COMPEN-     AWARDS       (# OF       INCENTIVE      COMPEN-
WITH THE COMPANY(1)          YEAR   SALARY     BONUS(2)     SATION      ($)(4)     SHARES)(5)   PAYMENTS(6)    SATION(7)
---------------------------  ----  --------   ----------    -------   ----------   ----------   -----------    ----------
Larry D. Yost............    2000  $700,000   $  500,000    $27,881          --      80,250     $  300,382     $  741,375(8)
  Chairman of the            1999   575,000      600,000     25,066          --      80,250              0         32,813
  Board &                    1998   475,000      400,000     10,339          --     251,250        566,400         28,528
  Chief Executive Officer
V. William Hunt..........    2000   771,154            0     21,249           0     425,627      1,163,463      8,136,734(9)
  Vice Chairman and          1999   679,327      850,527(3)  13,920    $184,844      51,785              0         65,910
  President                  1998   534,807    1,009,192(3)   8,992     335,563     176,471              0         48,362
Prakash R. Mulchandani...    2000   364,000       80,000     19,898          --      43,500        115,195         21,825
  Senior Vice President      1999   325,000      256,000     14,909          --      43,500              0         18,867
  and President, Heavy       1998   264,000      168,300      5,667          --     110,250        705,165         15,840
  Vehicle Systems
Terrence E. O'Rourke.....    2000   336,000      195,100     24,476          --      37,500             --        310,080(8)
  Senior Vice President      1999   163,636      119,000     12,007          --      25,500             --              0
  And President, Light       1998        --           --         --          --          --             --             --
  Vehicle Systems
Thomas A. Madden.........    2000   310,000      200,000     25,402          --      30,750        115,195        328,425(8)
  Senior Vice                1999   275,000      200,000     29,303          --      30,750              0         15,775
  President & Chief          1998   260,000      153,500     18,946          --      77,250         92,920         15,600
  Financial Officer

---------------
 (1) The table reflects the positions held with the Company at September 30, 2000. The following Named Executive Officers served Meritor and its subsidiaries in the following capacities during fiscal years 1998, 1999 and 2000: Mr. Yost -- Chairman of the Board and Chief Executive Officer (October 1997-July 2000); Mr. Mulchandani -- Senior Vice President and President, Heavy Vehicle Systems (January 1998-July 2000), and Senior Vice President and President, Worldwide Truck and Trailer Systems (October 1997-December 1997); Mr. O'Rourke -- Senior Vice President and President, Light Vehicle Systems (March 1999-July 2000); and Mr. Madden -- Senior Vice President and Chief Financial Officer (October 1997-July 2000). Mr. Hunt served Arvin and its subsidiaries during this period as Chairman of the Board (April 1999-July 2000), Chief Executive Officer (May 1998-July 2000) and President (October 1997-July 2000).

 (2) Reflects amount awarded, even if deferred for future payment.

 (3) For fiscal years 1999 and 1998, includes cash bonuses plus the value of performance shares distributed to Mr. Hunt in the form of Arvin common stock.

 (4) Represents the value of restricted shares of Arvin common stock awarded in fiscal years 1999 and 1998. Dividends are paid on these shares currently. These shares were converted to restricted shares of Company Common Stock at the time of the Merger. Mr. Hunt held 23,217 restricted shares at the end of fiscal year 2000 with a value of $341,000, based on the closing price of the Company's Common Stock ($14.6875) on the New York Stock
     Exchange -- Composite Transactions reporting system on September 29, 2000, the last trading day of the fiscal year.

 (5) Except for 125,627 options granted to Mr. Hunt in connection with the Merger, stock options were originally issued as options to purchase Arvin or Meritor common stock, as applicable, and were converted to options to purchase Company Common Stock at the time of the Merger. Stock options for Messrs. Yost, Mulchandani and Madden for fiscal year 1998 include one-time incentive grants incident to the Company's becoming a publicly-held company and additional grants made in connection with the early termination after the first year of a three-year performance period established under Rockwell's long-term incentive plan. See Long-Term Incentive Plan Awards below.

 (6) Long-term incentive payments for Messrs. Yost, Mulchandani and Madden consist of (a) cash and the market value of Meritor common stock paid by Meritor for fiscal year 1998 with respect to a performance plan established under Rockwell's long-term incentives plan; and (b) cash paid by the Company for fiscal year 2000 with respect to a performance plan established under the Meritor 1997 Long-Term Incentives Plan. The three-year performance cycle for the period October 1, 1996-September 30, 1999 was terminated after the first year and payments with respect to that cycle were made at the time of termination. As a result, no long-term incentive payments were made to these individuals in 1999. See Long-Term Incentive Plan Awards below.

 (7) This column includes amounts contributed or accrued for fiscal years 2000, 1999 and 1998 for the Named Executive Officers under employee savings plans and related supplemental savings plans of the Company for the period from July 7 to September 30, 2000, and of Arvin and Meritor, as applicable, for periods prior to July 7, 2000.

 (8) These amounts include bonuses paid in recognition of significant contributions in effecting the Merger, in the following amounts: Mr.
     Yost -- $700,000; Mr. O'Rourke -- $300,000; and Mr. Madden -- $310,000. See
     Offer Letters to Other Executive Officers below.

 (9) This amount includes $7,732,662 paid to Mr. Hunt in connection with the Merger and related employer contributions to the Arvin savings and supplemental savings plans. See Employment Agreement with V. William Hunt below.

     Mr. Mulchandani will retire from all positions with the Company effective December 31, 2000. The Company has entered into an arrangement with Mr. Mulchandani pursuant to which he will receive 26 months of pay at his 2000 salary rate, payable in monthly installments through February 28, 2003. He will also continue to be eligible for a pro rata annual incentive award for the quarter ended December 31, 2000, and for pro rata payments with respect to the three-year performance periods ending in 2001 and 2002 under 1997 Long-Term Incentives Plan, in each case based on the portion of the performance period prior to his retirement. All stock options that he holds will vest on February 28, 2003 and be exercisable for three years thereafter. In addition, for specified periods of time, Mr. Mulchandani will continue to participate in various Company benefit programs, including the Company's savings plan and medical, dental and insurance programs, and will be provided a Company-leased vehicle, a company-sponsored club membership and financial counseling reimbursement.

                                 OPTION GRANTS

     The following table shows option grants to the Named Executive Officers made during the fiscal year ended September 30, 2000 pursuant to the Meritor 1997 Long-Term Incentives Plan or the Arvin 1998 Stock Benefit Plan. Except for 125,627 options to purchase Company Common Stock granted to Mr. Hunt in connection with the Merger (see Employment Agreement with V. William Hunt below), these grants were made as options to purchase Meritor or Arvin common stock, as applicable, and were converted to options to purchase Company Common Stock at the time of the Merger. These options are reflected in the Summary Compensation Table above.

                                                                                                    GRANT DATE
                                                          OPTION GRANTS                               VALUE
                                -----------------------------------------------------------------   ----------
                                                   PERCENTAGE OF TOTAL
                                   NUMBER OF         OPTIONS GRANTED
                                   SECURITIES          TO COMPANY         EXERCISE
                                   UNDERLYING           EMPLOYEES          OR BASE                  GRANT DATE
                                OPTIONS GRANTED         IN FISCAL        PRICE (PER    EXPIRATION    PRESENT
NAME                             (# OF SHARES)           2000(5)          SHARE)(6)       DATE       VALUE(8)
----                            ----------------   -------------------   -----------   ----------   ----------
Larry D. Yost.................       80,250(1)             4.74%          $22.25        11/12/09    $  785,380(9)
V. William Hunt...............      300,000(2)            17.73            19.3125(7)     2/9/10     2,256,000(10)
                                     48,162(3)             2.85            17.3125       7/10/10       315,395(11)
                                     77,465(4)             4.58            17.3125       7/10/10       507,292(11)
Prakash R. Mulchandani........       43,500(1)             2.57            22.25        11/12/09       425,720(9)
Terrence E. O'Rourke..........       37,500(1)             2.22            22.25        11/12/09       367,000(9)
Thomas A. Madden..............       30,750(1)             1.82            22.25        11/12/09       300,940(9)

---------------
 (1) These grants were made under the Meritor 1997 Long-Term Incentives Plan on November 12, 1999. The first of three approximately equal installments of these options became exercisable November 12, 2000, and the second and third installments will become exercisable on November 12, 2001 and November 12, 2002, respectively.

 (2) This grant was made on February 9, 2000 under the Arvin 1998 Stock Benefit Plan. Vesting of these options was accelerated as a result of the Merger, and they are all currently exercisable.

 (3) This grant was made under the terms of Mr. Hunt's employment agreement in connection with the Merger. All of these options will become exercisable on July 10, 2001.

 (4) This grant was made under the terms of Mr. Hunt's employment agreement in connection with the Merger. Half of these options will become exercisable on July 10, 2001 and the remaining options will become exercisable on July 10, 2002.

 (5) Based on the total number of options to purchase Meritor common stock (as adjusted to reflect the exchange ratio relating to the Merger), Arvin common stock and Company Common Stock issued to employees during the fiscal year.

 (6) Exercise prices reflect market value per share (as defined in the applicable plan) of Meritor common stock (as adjusted to reflect the exchange ratio relating to the Merger), Arvin common stock or Company Common Stock, as applicable, on the date of grant.

 (7) Pursuant to the terms of the conversion of Arvin options into options to purchase Company Common Stock, holders of these options will receive a cash payment of $1 per share at the time of exercise. The exercise price in the table is net of this cash payment.

 (8) These values are based on the Black-Scholes option pricing model, which attempts to portray the value of an option at the date of grant. The actual value, if any, that may be realized from these options by the officer will depend solely on the gain in stock price over the exercise price when the options are exercised.

 (9) Based on a per option share value (adjusted to reflect the exchange ratio relating to the Merger) of $9.79, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of 40 % and 2 %, respectively; an interest rate of 6.18%, which was the zero coupon 7 1/2-year Treasury bond rate at the date of grant; and an annual adjustment of 3% for risk of forfeiture during the vesting period.

(10) Based on a per option share value of $7.52, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of 30% and 2.2%, respectively; an interest rate of 6.84%, which was the zero coupon 7 1/2-year Treasury bond rate at the date of grant; and an annual adjustment of 3% for risk of forfeiture during the vesting period.

(11) Based on a per option share value of $6.55, using the following assumptions and inputs: options exercised after 7 1/2 years; weighted one-year stock price volatility and dividend yield of 40.4% and 3%, respectively; an interest rate of 5.5%; and an annual adjustment of 3% for risk of forfeiture during the vesting period.

             AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The Named Executive Officers did not exercise any options to purchase Meritor or Arvin common stock or Company Common Stock during the fiscal year ended September 30, 2000. The following table shows the number of shares of Company Common Stock underlying unexercised options, and the value of unexercised in-the-money options, held by the Named Executive Officers as of September 30, 2000.

                                                               NUMBER OF SHARES
                                                            UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                   SHARES                     SEPTEMBER 30, 2000           SEPTEMBER 30, 2000(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Larry D. Yost..................       0           $0        239,500        201,500          $0             $0
V. William Hunt................       0            0        630,712        125,627           0              0
Prakash R. Mulchandani.........       0            0        104,000         93,250           0              0
Terrence E. O'Rourke...........       0            0          8,500         54,500           0              0
Thomas A. Madden...............       0            0        105,625         77,000           0              0

---------------
(1) Based on the closing price of the Company's Common Stock ($14.6875) on the New York Stock Exchange -- Composite Transactions reporting system on September 29, 2000, the last trading day in that month, none of the outstanding options to purchase the Company's Common Stock were in the money.

                           LONG-TERM INCENTIVE PLAN AWARDS

     The following table shows information with respect to awards made during fiscal year 2000 to the Named Executive Officers under the 1997 Long-Term Incentives Plan.

                             NUMBER OF         PERFORMANCE OR         ESTIMATED FUTURE PAYMENT UNDER
                              SHARES,        OTHER PERIOD UNTIL        NON-STOCK PRICE-BASED PLANS
                           UNITS OR OTHER      MATURATION OR       ------------------------------------
NAME                        RIGHTS(1)(2)          PAYMENT          THRESHOLD    TARGET(2)    MAXIMUM(2)
----                       --------------    ------------------    ---------    ---------    ----------
Larry D. Yost............     $446,333        10/1/99-9/30/02         $0        $446,333     $1,339,000
V. William Hunt..........      133,900(3)     10/1/98-9/30/01          0         133,900        401,700
                               267,800(3)     10/1/99-9/30/02          0         267,800        803,400
Prakash R. Mulchandani...      243,000        10/1/99-9/30/02          0         243,000(4)     729,000(4)
Terrence E. O'Rourke.....      206,667        10/1/99-9/30/02          0         206,667        620,000
Thomas A. Madden.........      171,167        10/1/99-9/30/02          0         171,167        513,500

---------------
(1) Potential awards for target performance are expressed as cash amounts.

(2) Amounts are stated before application of stock price change modifier, described below.

(3) In connection with the Merger, Mr. Hunt was granted pro rata awards with respect to these previously-established performance periods. See Employment Agreement with V. William Hunt below.

(4) Mr. Mulchandani will receive a pro rated award based on the portion of the performance period prior to his retirement. See the description of his retirement arrangements under the heading Executive Compensation -- Summary Compensation Table above.

     In connection with the Merger, the Company adopted the Meritor 1997 Long-Term Incentives Plan. Under this Plan, the Compensation Committee of the Board of Directors establishes performance periods of at least three fiscal years duration and performance objectives for those periods, and grants potential awards expressed as cash payments to key employees of the Company and its subsidiaries. Participants earn awards upon conclusion of the applicable performance period (which may vary from 0% to 300% of the target award) based on actual performance, as measured by sales growth, cash flow/return on investment and return on sales, against target levels established by the Compensation Committee. However, awards are subject to achieving minimum threshold levels established by the Compensation Committee. The award payments are further modified by the percentage change in the Company's Common Stock price over the three-year period of the performance plans, which may increase or decrease the payment finally awarded. At the discretion of the Compensation Committee, payments may be made wholly or partly by delivering shares of the Company's Common Stock valued at the fair market value on the payment date.

     Long-term incentive payments in 2000 were made in cash and in 1998 were made in cash or in restricted shares of Meritor common stock, based on the closing price on the New York Stock Exchange -- Composite Transactions reporting system on the payment date. There were no long-term incentive payments in 1999, because the three-year performance cycle ending on September 30, 1999 was terminated after the first year. In connection with this early termination in fiscal year 1998, certain Named Executive Officers were granted options to purchase Meritor common stock. These options, which were converted to options to purchase Company Common Stock in connection with the Merger, are included for 1998 under the column headed "Stock Underlying Options" in the Summary Compensation Table above.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors, which consists entirely of non-employee directors (see Board of Directors and Committees above), has responsibility for reviewing all aspects of the Company's executive compensation and has furnished the following report. Prior to the Merger, the Compensation and Management Development Committee of the board of directors of Meritor ("Meritor Compensation Committee") was responsible for Meritor's executive compensation. The philosophy and objectives adopted by the Company's Compensation Committee, as described below, are consistent with those established by the Meritor Compensation Committee.

COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Compensation Committee has adopted compensation policies for the Company intended to "pay for performance" through meeting three fundamental objectives:

     - foster the creation of shareowner value through close alignment of the financial interests of executives with those of the Company's shareowners,

     - recognize individual and team performance through evaluation of each executive's effectiveness in meeting strategic and operating plan goals, and

     - create compensation systems to attract, retain and motivate the high caliber of executives necessary for the Company's leadership and growth.

EMPLOYEE STOCK OWNERSHIP

     The Compensation Committee believes the focus on "pay for performance" can best be achieved by aligning the financial interests of the Company's key executives with those of the shareowners. Accordingly, it has set the following minimum Ownership Guidelines (multiple of base salary) to be achieved and maintained:

                                                              COMMON STOCK
                                                              MARKET VALUE
                                                              ------------
- Chief Executive Officer and President.....................      5
- Senior Vice Presidents....................................      3
- Other Executive Officers..................................      2
- Other Vice Presidents.....................................      1.5
- Other Executives subject to the guidelines................      1

     Non-U.S. based executives in each category listed above are subject to the same Ownership Guidelines except in the case of "Other Vice Presidents," who are subject to a multiple of 1, and "Other Executives subject to the guidelines," who are subject to a multiple of 0.5.

     Only shares owned directly (including restricted shares of Common Stock) or through savings plans of the Company or Rockwell, but not shares subject to unexercised stock options, are considered for determining whether an executive meets the Ownership Guidelines. The Ownership Guidelines provide a transition period during which executives may achieve compliance. In general, this period ends five years after the date the Ownership Guidelines become applicable to them. All executives of the Company are within the five-year transition period for satisfying the Guidelines. As of November 30, 2000, the chief executive officer, president, senior vice presidents and other executive officers owned an aggregate of 706,852 shares of the Company's Common Stock.

COMPENSATION STRATEGY

     The Compensation Committee carries out its "pay for performance" philosophy by tying each executive's total compensation to the performance of both the Company and the individual. Base salaries are set at a level that is competitive with other major automotive suppliers, commensurate with responsibilities and experience. However, executives have an opportunity to earn above-median compensation through the Company's annual and long-term incentive plans, which provide rewards for superior performance by the individual and the Company. The Compensation Committee considers the total compensation potentially available to each executive in establishing each element of compensation.

     At the beginning of fiscal year 2000, the Meritor Compensation Committee reviewed data from competing companies and reference data for a broader group of comparable industrial companies in determining executive compensation for the year. At the time of the Merger, executive compensation was again reviewed and revised where appropriate (but not for any of the Named Executive Officers) in light of the larger size of the Company and the increased responsibilities of executives. The Compensation Committee reviewed data from competing companies compiled by Towers Perrin in consultation with the senior human resources executives of the Company, including nine of the 14 companies included in the peer group index used in the shareowner return performance graph. In addition, reference data for a broader group of comparable industrial companies was reviewed.

     The Compensation Committee also considers the tax deductibility of executive compensation in determining the amount and form of awards. Section 162(m) of the Internal Revenue Code provides that the Company may not deduct compensation in excess of one million dollars paid to a Named Executive Officer in any taxable year, unless the compensation is "performance based." Awards under the 1997 Long-Term Incentives Plan are "performance based" for purposes of
Section 162(m) and are not subject to the limit on deductibility. However, base salaries and awards under the Incentive Compensation Plan do not qualify as "performance based" compensation for this purpose, because the Compensation Committee retains discretion with respect to these payments. Accordingly, the one-time bonus received by Mr. Yost for fiscal year 2000 (see note 8 to the table under the heading Executive Compensation -- Summary Compensation Table above) will not be deductible. The balance of his compensation for that year that does not qualify as "performance based" and exceeds the limit in Section 162(m) was received in a deferred award of Common Stock. This

Common Stock will be delivered to him the year after his retirement and will therefore be deductible by the Company for that year.

     The Compensation Committee believes that a substantial portion of total compensation should be based on the Company's performance and structures compensation arrangements in a manner that will avoid the deduction limitations imposed by Section 162(m) in appropriate circumstances. However, tax deductibility is only one of many factors that are considered in any compensation decision. The Compensation Committee believes that it is necessary that the Committee retain the right and flexibility to provide compensation arrangements that may not be fully deductible under Section 162(m) if, in the Compensation Committee's view, such arrangements are in the best interests of the Company and its shareowners.

COMPONENTS OF THE COMPANY'S COMPENSATION PLANS

     The primary components of the Company's executive compensation are base salary, annual incentives and long-term incentives. Each of these components is discussed below.

     - Base Salary -- In the early part of fiscal year 2000, the Meritor Compensation Committee established the base salaries of the senior executives of Meritor, including Mr. Mulchandani, Mr. O'Rourke and Mr. Madden. The Meritor Compensation Committee separately determined the salary for the Chief Executive Officer (as discussed below), and established the base salaries of other senior executives upon recommendations of the Chief Executive Officer and Meritor's senior human resources executives. The recommended base salaries were developed based on survey data and consultants' reports, on individual performance and on judgments as to the expected future contributions of the individual senior executives. Base salaries were also adjusted to reflect the number of years of experience that each executive had in his or her current position. At the time of the Merger, the Compensation Committee reviewed the base salary of each of the Company's senior executives, using the same procedures, and made adjustments where appropriate.

     - Annual Incentives -- Near the beginning of fiscal year 2000, the Meritor Compensation Committee and the Board of Directors reviewed with the Chief Executive Officer the corporate goals and objectives for that year. These goals and objectives were focused on shareowner value creation objectives, which included measurable financial goals for the fiscal year as well as strategic goals that require more subjective assessments. The financial objectives for fiscal year 2000 included earnings per share growth and improvement in the ratio of non-cash working capital to sales. The Company's strategic objectives related to building customer relationships; enhancing organizational excellence; developing long-term leadership; improving competitive position; and exercising social responsibility. In addition, separate goals and objectives were developed for each of Meritor's business units, tailored to its particular operations, and for each individual.

     When corporate, business unit and individual goals and objectives are achieved, incentive compensation is intended to be awarded at or above 100% of stated target levels. These target levels were established based on broad industry surveys, with significant upward and downward leverage dependent on performance. For fiscal year 2000, annual incentive compensation for the Company's executives who were former Meritor employees averaged below target levels.

     In determining the incentive compensation for fiscal year 2000 for Mr. Yost, Mr. Mulchandani, Mr. O'Rourke and Mr. Madden (see the column headed "Bonus" in the table under Executive Compensation -- Summary Compensation Table above) and other key employees of the Company that had been Meritor employees, the Compensation Committee focused on the significant positive accomplishments of Meritor and the Company over the past year. The effective leadership of the management team completed various important strategic initiatives (including the Merger), made significant progress toward successfully integrating the operations of Arvin and Meritor, effectively managed costs to offset earnings declines resulting from adverse market conditions, and identified specific areas in which merger synergies can be achieved in future years. The Committee concluded that these accomplishments merited awarding of incentive compensation in that intrinsic shareowner value was created, even though the price of the Company's Common Stock did not reflect these accomplishments.

     The Compensation Committee considered the effect of acquisitions and dispositions and the effect of the Merger in fiscal year 2000. It determined that for each business acquired or disposed of during the fiscal year, (a) the actual sales and profit after tax of the business, for the portion of the year during which it was part of the Company, would be included for purposes of the annual incentive calculation; (b) performance for prior periods, against which the current period was compared, would not be adjusted to reflect the pro forma effects of the transaction; and (c) the gain realized on disposition of a business would be included for purposes of the annual incentive calculation. The Compensation Committee also determined, with respect to the Merger, that the actual sales and profit after tax attributable to Arvin, for the portion of the year during which it was part of the Company, would be excluded for purposes of the annual incentive calculation; however, the level of incentive compensation awarded for fiscal year 2000 would be reduced to reflect the effects of the Merger.

     - Long-Term Incentives -- The Company's 1997 Long-Term Incentives Plan provides the flexibility to grant long-term incentives in a variety of forms, including target performance awards, stock options, stock appreciation rights and restricted shares of Common Stock. Annually, the Compensation Committee evaluates the type of long-term incentives it believes are most likely to achieve the Company's total compensation objectives.

     In fiscal year 2000, the Meritor Compensation Committee provided long-term incentives to executive officers two-thirds through stock option grants and one-third through awards under long-term performance plans. Other executives' long-term incentives were provided one-half each through stock options and awards under long-term performance plans. Other key employees' long-term incentives were provided solely through stock option grants.

     In accordance with these practices, the Meritor Compensation Committee granted stock options to executive officers, including Mr. Yost, Mr. Mulchandani, Mr. O'Rourke and Mr. Madden (see the table under Executive Compensation -- Option Grants above), in fiscal year 2000. The Meritor Compensation Committee determined the individual award of stock options to the Chief Executive Officer (as discussed below), and reviewed the Chief Executive Officer's recommendations for individual awards of stock options to other key executives. The Meritor Compensation Committee also considered relevant survey data and consultants' reports and the anticipated future contributions of the individual executive officers.

     In fiscal year 2000, the Meritor Compensation Committee established a performance plan with a three-year performance period ending September 30, 2002, and made target performance awards to executives, including Mr. Yost, Mr. Mulchandani, Mr. O'Rourke and Mr. Madden (see Executive Compensation -- Long-Term Incentive Plan Awards above). Under the performance plan, potential compensation depends on achieving levels of earnings per share growth and cash flow/return on investment, as modified by the change in the price of Meritor common stock (as converted to Company Common Stock) during the term of the performance period.

     In fiscal year 1998, the Meritor Compensation Committee granted key executives long-term incentives under the 1997 Long-Term Incentives Plan. These incentives were granted, in part, in the form of target performance awards under a performance plan that provided a long-term compensation opportunity dependent on achieving certain goals over a period of three fiscal years ended September 30, 2000. These goals were measured by sales growth, cash flow/return on investment and return on sales, as modified by the change in the price of Meritor common stock (as converted to Company Common Stock) during the term of the performance period. On November 8, 2000, the Compensation Committee made long-term incentive awards to key executives, including Mr. Yost, Mr. Mulchandani and Mr. Madden, with respect to these 1998 grants (see the column headed "Long-Term Incentive Payments" in the table under Executive
Compensation -- Summary Compensation Table above). Awards were based on the formulae in the performance plan established by the Meritor Compensation Committee, as adjusted to reflect the Merger. These awards were paid in cash.

     Special Awards -- In recognition of significant contributions in effecting the Merger, the Compensation Committee made special awards to certain executive officers of the Company who had been executive officers of Meritor, including Mr. Yost, Mr. O'Rourke and Mr. Madden. These awards were paid in cash in July 2000

(see the column headed "All Other Compensation" in the table under Executive Compensation -- Summary Compensation Table above).

COMPENSATION OF FORMER ARVIN EXECUTIVE OFFICERS

     The base salaries and incentive compensation of Mr. Hunt and other senior executive officers of Arvin for fiscal year 2000 prior to the Merger, including stock option grants, were established by the human resources committee of the Arvin board of directors. Under the terms of Arvin's stock-based plans, the Merger constituted a "change of control" which resulted in immediate vesting of all outstanding options to purchase common stock. In addition, under the terms of change of control agreements between Arvin and certain of its executives, these executives became entitled to severance payments and other benefits after the Merger was completed (see Change of Control Agreements below).

     In accordance with the terms of an employment agreement with Mr. Hunt, the Compensation Committee awarded him pro rata stock option grants and target awards for the three-year performance periods ending September 30, 2001 and September 30, 2002, previously established by the Meritor Compensation Committee in fiscal years 1999 and 2000. (See Option Grants and Long-Term Incentive Plan Awards above and Employment Agreement with V. William Hunt below.)

     For Mr. Hunt and other former Arvin executives who are now Company officers and employees, future compensation will be determined by the Compensation Committee, under the philosophies and procedures outlined above. (See Employment Agreement with V. William Hunt and Offer Letters to Other Senior Executives below.)

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Yost's base salary for fiscal year 2000 was $700,000, which the Meritor Compensation Committee believed was in line with its compensation philosophy and appropriately reflected the responsibilities Mr. Yost had as Chief Executive Officer of Meritor.

     In determining Mr. Yost's annual incentive compensation for fiscal year 2000, the Compensation Committee concluded that Meritor and the Company had performed well under his leadership, either meeting or making significant progress with respect to their goals and objectives, consummating the Merger, and making substantial strides toward successful integration of the merged companies. In recognition of strong individual and Company performance in fiscal year 2000 and Mr. Yost's continued leadership in pursuing the Company's envisioned future, and consistent with its "pay for performance" philosophy, the Compensation Committee awarded Mr. Yost an annual incentive award of $500,000.

     The Meritor Compensation Committee granted stock options to Mr. Yost in fiscal year 2000 as long-term incentives. (See Option Grants above.) In determining the number of options granted, the Meritor Compensation Committee considered advice of independent compensation consultants and the value of long-term incentives provided by other comparable companies, as reported in surveys. The Meritor Compensation Committee also considered Mr. Yost's total compensation, as well as his past and expected future contributions to the Company's achievement of its long-term performance goals. The Meritor Compensation Committee also granted Mr. Yost target performance awards under the performance plan established in fiscal year 2000 for the three-year performance period ending September 30, 2002. (See Executive Compensation -- Long-Term Incentive Plan Awards above.)

     The Compensation Committee made a long-term incentive award of $300,382 to Mr. Yost in fiscal year 2000 with respect to the target performance awards granted in 1998 by the Meritor Compensation Committee (see "Long-Term Incentives" above in this report). This award, which was paid in cash, was based on the same criteria applicable to other executives and the position Mr. Yost held with Meritor at the beginning of the performance period.

     The Compensation Committee also granted to Mr. Yost a special award in connection with completion of the Merger, as discussed under "Special Awards" above in this report, in the amount of $700,000.

     The Board in executive session (when Mr. Yost was not present) received and discussed the Compensation Committee's evaluation of the Company's and Mr. Yost's performance in fiscal year 2000 and its proposed 2000 incentive compensation for Mr. Yost. The Meritor board observed similar procedures in connection with long-term incentives granted to Mr. Yost in the form of stock options and target performance awards.

SUMMARY

     The Committee believes that the Company's compensation plans are integrated and consistent with the Company's strategic objectives and are properly aligned with shareowners' best interests. The programs enable the Company to attract, retain and motivate highly qualified individuals and provide appropriate incentives to reward them for achieving and surpassing corporate and personal goals. The Compensation Committee periodically re-assesses these programs to assure that they emphasize performance and reward the enhancement of shareowner value, and modifies the programs as necessary and appropriate to achieve their stated objectives.
                          Compensation and Management
                             Development Committee

                          Harold A. Poling, Chairman*
                                Donald R. Beall*
                               Steven C. Beering
                             Robert E. Fowler, Jr.
                               Charles H. Harff*
                               James E. Perrella

    *Also members of the Meritor Compensation Committee prior to the Merger.

CHANGE OF CONTROL AGREEMENTS

     Prior to the Merger, Arvin entered into change of control agreements with twelve of its officers, including Mr. Hunt. These agreements provided that Arvin would employ each executive for three years following a change of control at a base salary at least equal to what he received prior to the change of control, and with an annual bonus at least equal to his highest bonus in the three years prior to the change of control. These agreements also provided that each officer was entitled to a cash payment and benefits if Arvin terminated his employment without cause or if he terminated his employment for good reason (each as defined in the agreements) during the three-year period following a change of control, or if the officer terminated his employment for any reason within thirty days after the first anniversary of a change of control. The cash payment consisted of unpaid salary, accrued annual bonus, any deferred compensation, a pension supplement and an amount equal to three times the officer's annual base salary plus his highest bonus during the preceding three years. In addition, the officer was entitled to participate in all welfare plans for three years and to receive out-placement services. The agreements also provided that Arvin would reimburse the officer in question for any excise tax imposed under the Internal Revenue Code as a result of the compensation paid to him under the change of control agreement.

     The Merger constituted a change of control for purposes of these agreements. The Company made cash payments in fiscal year 2000 to eight former Arvin officers whose employment terminated, and continues to be bound by the remaining provisions of the agreements for these eight individuals. Change of control agreements for Mr. Hunt and for three former Arvin executives who accepted offer letters from the Company terminated at the time of the Merger, as described below.

EMPLOYMENT AGREEMENT WITH V. WILLIAM HUNT

     The Company has an employment agreement with Mr. Hunt that became effective upon completion of the Merger. Under this agreement, which supersedes his Arvin change of control agreement, the parties agreed that Mr. Hunt will be employed in his current position as Vice Chairman and President until

October 2003. The agreement also provides that the Company intends to recommend to the Board that Mr. Hunt be elected Chief Executive Officer no later than October 1, 2002 and Chairman of the Board no later than October 1, 2003. In exchange for his services, Mr. Hunt will receive no less than $800,000 per year as a base salary, which will be reviewed annually in accordance with normal practice for senior executives. During fiscal year 2001, the sum of his base salary and annual bonus will be at least 90% of the sum of Mr. Yost's base salary and annual bonus. Mr. Hunt is also entitled to participate in all long-term incentive plans applicable to senior executives, and, for the performance period covering fiscal years 1999 through 2001, his award will be at least 90% of one-third of the option and cash target performance awards to Mr. Yost for that period. The agreement also provides for an initial award to Mr. Hunt at the time of the Merger. This award was made in a lump-sum cash payment of $7,732,662, as of July 7, 2000, and is included under the column headed "Other Compensation" in the Summary Compensation Table above.

     The employment agreement provides that if the Company terminates Mr. Hunt's employment without cause, or if Mr. Hunt terminates it for good reason, each as defined in the agreement, Mr. Hunt will be entitled to (a) his accrued and unpaid salary and a pro rata annual bonus, (b) a cash severance payment equal to three times the sum of his base salary and the highest of his three most recent annual bonuses, (c) accrued vacation pay and any compensation previously deferred, (d) an immediate annual pension benefit at least equal to the benefit he would receive if the compensation provided for under (a) through (c) had been paid to him over the next three years, (e) lifetime medical and dental benefits,
(f) immediate and full vesting of any restricted stock, stock options, other stock-based compensation and long-term incentive awards granted to him, and (g) any other benefits to which he would be entitled outside the agreement. The agreement also has an excise tax gross-up provision under which he will be made whole after payment of any excise taxes under the Internal Revenue Code. Mr. Hunt has agreed that he will refrain from competing with the Company for the term of his employment and, if his employment is terminated for cause by the Company or by him without good reason, for two years thereafter.

OFFER LETTERS TO OTHER EXECUTIVE OFFICERS

     Each executive officer of the Company (except Mr. Hunt) received and accepted an employment offer letter at or after the time of the Merger. Under the terms of each such offer letter, the executive receives a base salary no less than his or her fiscal year 2000 base salary and is entitled to annual and long-term incentive compensation and fringe benefits on the same basis as other executive officers. Former Arvin officers who accepted employment offer letters also receive pro rata target awards for certain existing performance periods under the Company's 1997 Long-Term Incentives Plan.

     If the Company terminates the executive's employment without cause, the executive will receive any accrued and unpaid compensation, monthly severance pay for a period of 12 to 36 months (depending on years of service), pro rata annual bonus participation through the date of termination, continuation of benefits throughout the severance period, full vesting of all stock-based incentive awards, extension of exercise period for stock options, payment of all vested benefits, and outplacement services. The agreements also provide that the executive will be made whole for any excise tax imposed under the Internal Revenue Code. The executives also agreed to an 18-month non-solicitation provision, perpetual non-disclosure and confidentiality, and mandatory arbitration of disputes.

     The offer letters also provided for cash payments to certain officers upon completion of the Merger. Three Arvin executives received cash payments equal to the payments under their Arvin change of control agreements, and these agreements were terminated. Nine Meritor executives who accepted offer letters (including Messrs. Yost, Madden and O'Rourke) also received cash payments in specified amounts. At least 50% of these cash payments, net of taxes, was required to be invested in ArvinMeritor Common Stock prior to October 31, 2000.

SHAREOWNER RETURN PERFORMANCE PRESENTATION

     The Merger of Meritor and Arvin into the Company occurred on July 7, 2000, and the Company's Common Stock began trading on the New York Stock Exchange on July 10, 2000. As a result, the cumulative total shareholder return on the Common Stock of the merged entity cannot be provided for any period before that date.

     The line graph below compares the cumulative total shareowner return on an investment in Meritor's common stock against the cumulative total return of the S&P 500 and a peer group of companies for the period from October 1, 1997 (the date Meritor commenced operations as an independent company) to September 30, 2000, assuming a fixed investment of $100 at the respective closing prices on the last day of each quarter and reinvestment of all cash dividends. The quarter ended September 30, 2000 reflects the exchange of each share of Meritor common stock for .75 of a share of Company Common Stock on the effective date of the Merger.

                           COMPARISON OF TOTAL RETURN
             COMMON STOCK, S&P 500 INDEX(1) AND PEER GROUP INDEX(2)
[LINE GRAPH]

                                                      ARVINMERITOR              PEER GROUP INDEX              S&P 500 INDEX
                                                      ------------              ----------------              -------------
10/01/97                                                 100.00                      100.00                      100.00
12/31/97                                                  88.61                       93.18                      102.87
3/31/98                                                  112.23                      108.08                      117.22
6/30/98                                                  101.81                       99.66                      121.09
9/30/98                                                   64.20                       76.52                      109.05
12/31/98                                                  90.26                       88.24                      132.27
3/31/99                                                   66.86                       85.25                      138.86
6/30/99                                                  110.44                      104.58                      148.65
9/30/99                                                   90.84                       89.17                      139.37
12/31/99                                                  84.84                       76.83                      160.10
3/31/00                                                   69.72                       75.71                      163.78
6/30/00                                                   48.92                       63.73                      159.42
7/7/00                                                    57.72                       65.99                      159.42
9/29/00                                                   49.60                       65.73                      157.88

---------------
(1) Standard & Poor's 500 Market Index.

(2) The Company believes that a peer group of representative independent automotive suppliers of comparable size and products to ArvinMeritor is appropriate for comparing shareholder return. The peer group consists of Borg-Warner Automotive, Inc., Cummins Engine, Inc., Dana Corporation, Delphi Automotive Systems, Detroit Diesel Corporation, Eaton Corporation, Federal Mogul Corporation, Johnson Controls, Inc., Lear Corporation, MascoTech, Inc., Superior Industries International, Tenneco Automotive, Inc., Tower Automotive, Inc. and Visteon Corporation. This differs from the peer group in last year's proxy statement in that (1) Arvin, which was merged into the Company, is no longer included, and (2) Delphi, Tenneco and Visteon were added to the peer group. The results would not be materially different without the addition of these three companies.

RETIREMENT BENEFITS

     Arvin and Meritor had separate retirement plans covering their respective employees, and the Company assumed these plans at the time of the Merger. These separate retirement plans will be superseded by an integrated plan of the Company, effective January 1, 2001.

     The following table shows the estimated aggregate annual retirement benefits payable on a straight life annuity basis to participating employees in the earnings and years of service classifications indicated under the Company's new retirement plan, which covers most officers and other salaried employees of the Company on a noncontributory basis. These benefits reflect a reduction to recognize in part the cost of Social Security benefits related to service with the Company. The plan also provides for the payment of benefits to an employee's surviving spouse or other beneficiary.

                                  ESTIMATED ANNUAL RETIREMENT BENEFITS FOR YEARS OF SERVICE INDICATED
                                -----------------------------------------------------------------------
AVERAGE ANNUAL EARNINGS         10 YEARS    15 YEARS    20 YEARS    25 YEARS    30 YEARS     35 YEARS
-----------------------         ---------   ---------   ---------   ---------   ---------   -----------
$  600,000 ...................  $ 88,421    $132,631    $176,631    $221,051    $265,262    $  309,472
   800,000 ...................   118,421     177,631     236,631     296,051     355,262       414,472
 1,000,000 ...................   148,421     222,631     296,631     371,051     445,262       519,472
 1,200,000 ...................   178,421     267,631     356,631     446,051     535,262       624,472
 1,400,000 ...................   208,421     312,631     416,631     521,051     625,262       729,472
 1,600,000 ...................   238,421     357,631     476,631     596,051     715,262       834,472
 1,800,000 ...................   268,421     402,631     536,631     671,051     805,262       939,472
 2,000,000 ...................   298,421     447,631     596,631     746,051     895,262     1,044,472
 2,200,000 ...................   328,421     492,631     656,631     821,051     985,262     1,149,472

     Covered compensation includes salary and annual bonus. The calculation of retirement benefits under the new plan generally is based upon average earnings for the highest five consecutive years of the ten years preceding retirement. The Company's new plan credits participants for service earned with the Company, Arvin, Meritor and Rockwell, as applicable. The credited years of service of Messrs. Yost, Hunt, Mulchandani, O'Rourke and Madden are 29, 23, 26, 1 and 19, respectively.

     The new plan includes "grandfathering" provisions under which the retirement benefits payable to certain long-term employees will be adjusted in some cases to reflect differences between the benefits earned under the new plan and those earned under the predecessor plans prior to January 1, 2001.

     Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual benefits that may be paid from a tax-qualified retirement plan. As permitted by the Employee Retirement Income Security Act of 1974, the Company has established a supplemental plan that authorizes the payment out of its general funds of any benefits calculated under provisions of the applicable retirement plan which may be above the limits under these sections. Effective January 1, 2001, this new supplemental plan will replace separate supplemental plans of Arvin and Meritor.

AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors is currently comprised of six directors, none of whom are officers or employees of the Company. All members are "independent" under rules recently adopted by the New York Stock Exchange. The Board of Directors has adopted a written charter for the Audit Committee, which is included as an appendix to this proxy statement. In accordance with its written charter, the Audit Committee assists the Board in fulfilling its responsibility for monitoring the integrity of the accounting, auditing and financial reporting practices of the Company. In addition, for each fiscal year, the Audit Committee selects independent public accountants to audit the financial statements of the Company and its subsidiaries, subject to approval of the Board of Directors and the Company's shareowners. During the period from the date of the Merger of Arvin Industries, Inc. and Meritor Automotive, Inc. into the Company to the end of fiscal year 2000, the Audit Committee held one meeting.

     Prior to the Merger, the audit committee of the board of directors of Meritor Automotive, Inc. performed these functions for the Meritor board. The Meritor audit committee met twice in fiscal year 2000. Prior to the release of quarterly earnings announcements in fiscal year 2000, the chairman of the Meritor audit committee also reviewed and discussed the interim financial information contained therein with Deloitte & Touche LLP, independent auditors, and with Meritor's chief financial officer and its controller (for the first and second quarters) or the Company's chief financial officer and its controller (for the third quarter).

     The Audit Committee received from Deloitte & Touche LLP written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between the auditors and the Company that might bear on the auditors' independence, and discussed this information with Deloitte & Touche LLP. The Audit Committee also discussed with management, the internal auditors and with Deloitte & Touche LLP the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Audit Committee also reviewed with both Deloitte & Touche LLP and the internal auditors their audit plans, audit scope and identification of audit risks.

     The discussions with Deloitte & Touche LLP also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended. The Audit Committee also discussed the results of internal audit examinations.

     The Audit Committee has reviewed the audited financial statements of the Company and its consolidated subsidiaries as of and for the fiscal year ended September 30, 2000, and has discussed the audited financial statements with management and with Deloitte & Touche LLP. Based on all of the foregoing reviews and discussions with management and Deloitte & Touche LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended September 30, 2000, to be filed with the Securities and Exchange Commission.

                                Audit Committee

                        William D. George, Jr., Chairman
                                  Ivan W. Gorr
                               Charles H. Harff*
                              Victoria B. Jackson*
                                  Don J. Kacek
                                James E. Marley*

       *Also members of the Meritor audit committee, prior to the Merger.

PROPOSAL TO APPROVE THE SELECTION OF AUDITORS

     The Board of Directors of the Company has selected the firm of Deloitte & Touche LLP as the auditors of the Company, subject to the approval of the shareowners. Deloitte & Touche LLP have acted as auditors for the Company since the Merger and acted as auditors for Meritor from its inception.

     Before the Audit Committee recommended to the full Board the appointment of Deloitte & Touche LLP, it carefully considered the qualifications of that firm, including its performance for the Company and for Meritor prior to the Merger and its reputation for integrity and for competence in the fields of accounting and auditing. Representatives of Deloitte & Touche LLP are expected to attend the 2001 Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE SELECTION OF DELOITTE & TOUCHE LLP TO ACT AS AUDITORS FOR THE COMPANY, WHICH IS PRESENTED AS ITEM (B).

VOTE REQUIRED

     The five nominees for election as directors who receive the greatest number of votes cast for the election of directors at the 2001 Annual Meeting by the holders of the Company's Common Stock entitled to vote at the meeting, a quorum being present, will become directors at the conclusion of the tabulation of votes. To approve the selection of auditors, more votes must be cast in favor of the proposal than are cast against it, a quorum being present. The presence, in person or by proxy, of the holders of at least a majority of the shares of the Company's Common Stock issued and outstanding on the record date set for the meeting is necessary to have a quorum.

     Under Indiana law and the Company's Restated Articles of Incorporation and By-Laws, the aggregate number of votes cast "for" and "against" by all shareowners present in person or represented by proxy at the meeting will be counted for purposes of determining the minimum number of affirmative votes required for approval of the selection of auditors, and the total number of votes cast "for" such matter will be counted for purposes of determining whether sufficient affirmative votes have been cast. The shares of a shareowner who abstains from voting on a matter or whose shares are not voted by reason of a broker non-vote on a particular matter will be counted for purposes of determining whether a quorum is present at the meeting so long as the shareowner is present in person or represented by proxy. An abstention from voting or a broker non-vote on a matter by a shareowner present in person or represented by proxy at the meeting has no effect in the election of directors and the approval of the selection of auditors (assuming a quorum is present).

OTHER MATTERS

     The Board of Directors does not know of any other matters which may be presented at the meeting. In the event of a vote on any matters other than those referred to in items (a) and (b) of the accompanying Notice of 2001 Annual Meeting of Shareowners, it is intended that properly given proxies will be voted on the additional matters in accordance with the judgment of the person or persons voting such proxies.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in securities of the Company in fiscal year 2000.

ANNUAL REPORT AND FORM 10-K

     The Company's Annual Report to Shareowners, including financial statements, for the fiscal year ended September 30, 2000, was previously mailed to shareowners. If you have multiple accounts and received multiple copies of the Company's Annual Report to Shareowners, and you want to receive just one copy next year, mark the box provided on the proxy cards for all but one of your accounts, or so state when you grant your proxy via telephone or Internet.

     THE COMPANY WILL PROVIDE TO SHAREOWNERS WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2000, AS FILED WITH THE SEC (WITHOUT EXHIBITS). EXHIBITS TO THE FORM 10-K WILL BE FURNISHED UPON WRITTEN REQUEST AND PAYMENT OF A FEE OF TEN CENTS PER PAGE COVERING THE COMPANY'S COSTS. WRITTEN REQUESTS SHOULD BE DIRECTED TO THE COMPANY AT 2135 WEST MAPLE ROAD, TROY, MICHIGAN 48084-7186, ATTENTION:
INVESTOR RELATIONS.

SHAREOWNER PROPOSALS FOR 2002 ANNUAL MEETING

     Under the rules and regulations of the SEC, shareowner proposals for the 2002 Annual Meeting of Shareowners must be received on or before August 31, 2001, at the Office of the Secretary at the Company's World Headquarters located at 2135 West Maple Road, Troy, Michigan 48084-7186, in order to be eligible for inclusion in the Company's proxy materials. In addition, the Company's By-Laws require a shareowner desiring to propose any matter for consideration at the 2002 Annual Meeting of Shareowners to notify the Company's Secretary in writing at the above address on or after October 17, 2001 and on or before November 16, 2001.

EXPENSES OF SOLICITATION

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, or by telephone, telegraph, telecopy, Internet or other means of communication by directors, officers and employees of the Company without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses of resending proxy materials to principals and obtaining their proxies.

December 29, 2000

If you plan to attend the Annual Meeting of Shareowners to be held in Troy, Michigan on February 14, 2001, please be sure to request an admittance card by:

     - marking the appropriate box on the proxy card and mailing the card using the enclosed envelope; OR

     - indicating your desire to attend the meeting when you grant your proxy via the Company's telephone or Internet voting procedures; OR

     - writing to the Company at the following address:

            ArvinMeritor, Inc.
           2135 West Maple Road
           Troy, Michigan 48084
           Attention: Secretary

                                                                        Appendix

                               ARVINMERITOR, INC.

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                    CHARTER

     RESOLVED, that pursuant to Section 3.14 of the Amended By-Laws and Section 23-1-34-6 of the Indiana Business Corporation Law, a committee of the Board of Directors, to be known as the Audit Committee and charged with assisting the Board of Directors in monitoring (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements and (3) the independence and performance of the Corporation's General Auditor and independent accountants, be, and it hereby is, designated, effective as of the Effective Time, to consist of at least three and not more than six members of the Board of Directors who shall meet the independence and experience requirements of the New York Stock Exchange, which Committee shall be chartered to have the following powers and duties and to report thereon to the Board of Directors and the shareholders:

          I. To review and reassess its charter annually and submit any changes to the Board of Directors for approval;

          II. For each fiscal year, to select and recommend employment of, subject to approval of the shareholders (and to replace, where appropriate), independent public accountants to audit the books, records, accounts and financial statements of the Corporation and its subsidiaries;

          III. To review with the independent public accountants, who shall be accountable to the Board of Directors and the Audit Committee:

             A. the scope of and the audit procedures utilized in their annual audit and quarterly reviews of the Corporation's financial statements;

             B. the Corporation's annual and quarterly financial statements before their release, including significant financial reporting issues and judgments made in connection therewith, as well as changes to the Corporation's accounting principles;

             C. the adequacy of the Corporation's system of internal controls and any recommendations of the independent public accountants with respect thereto; and

             D. any comments they may have on significant issues related to their audit activities, restrictions, if any, imposed on their work and the cooperation they received during the audit;

          IV. To review and approve the fees charged, and the scope and extent of any non-audit services performed, by the independent public accountants and to receive and evaluate at least annually a report from such accountants as to their independence, and to report to the Board of Directors the results of its evaluation;

          V.  To review with the Corporation's General Auditor:

             A. the scope of the annual internal audit plan and the results of completed internal audits; and

             B. any comments the General Auditor may have on significant issues related to the internal audit activities or restrictions, if any, imposed thereon;

          VI. To review with the Corporation's Chief Executive Officer, Chief Financial Officer, General Counsel and other management personnel:

             A. the Corporation's annual financial statements before their release, including significant financial reporting issues and judgments made in connection therewith, as well as changes to the Corporation's accounting principles;

             B.  significant internal control matters;

             C. standards of business conduct policies, compliance by the employees of the Corporation with the Corporation's standards of business conduct policies and other related matters;

             D. financial risk exposures and management's initiatives to monitor and control such exposures;

             E.  the appointment of the Corporation's General Auditor; and

             F.  other matters within the scope of the Committee's duties;

          VII. To review with the Corporation's Chief Financial Officer, Controller and other management personnel the Corporation's quarterly financial statements before their release, including significant financial reporting issues and judgments made in connection therewith, as well as changes to the Corporation's accounting principles;

          VII. To meet at least annually with the Corporation's Chief Executive Officer, Chief Financial Officer and General Counsel, the Corporation's General Auditor and the independent public accountants in separate executive sessions;

          VIII. To investigate any matter brought to its attention within the scope of its duties and to engage consultants or independent counsel in connection therewith as the Committee deems appropriate.

PROXY



                               ARVINMERITOR, INC.

            PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            DIRECTION CARD TO T. ROWE PRICE TRUST COMPANY, TRUSTEE,
                      THE NORTHERN TRUST COMPANY, TRUSTEE
                     and/or WELLS FARGO BANK, N.A., TRUSTEE


     The undersigned hereby appoints Larry D. Yost, V. William Hunt and Charles
H. Harff, jointly and severally, proxies, with full power of substitution, to vote shares of capital stock of the Company owned of record by the undersigned and which the undersigned is entitled to vote, at the Annual Meeting of Shareowners to be held at the Company's World Headquarters, 2135 West Maple Road, Troy, Michigan, on February 14, 2001, or any adjournment thereof, as specified on the reverse side of this card, and to vote in accordance with their discretion on such other matters as may properly come before the meeting.

     The undersigned also provides directions to T. Rowe Price Trust Company, Trustee; The Northern Trust Company, Trustee; and Wells Fargo Bank, N.A., Trustee, to vote shares of capital stock of the Company allocated, respectively, to accounts of the undersigned under the Meritor Automotive, Inc. Savings Plan, the Arvin Employee Stock Benefit Trust, the various Rockwell International Corporation Savings Plans (Rockwell Salaried Retirement Savings Plan, Rockwell Non-Represented Hourly Retirement Savings Plan, Rockwell Employee Savings and Investment Plan for Represented Hourly Employees, Rockwell Retirement Savings Plan for Represented Hourly Employees and Rockwell Retirement Savings Plan for Certain Employees), and which are entitled to be voted, at the aforesaid Annual Meeting or any adjournment thereof, as specified on the reverse side of this card.

     The undersigned also provides directions to Wells Fargo Bank, N.A., Trustee, to vote all such shares allocated to Rockwell Savings Plan accounts of the undersigned as it deems proper on such other matters as may properly come before the meeting.

IF NO SPECIFICATION IS MADE ON THE REVERSE SIDE OF THIS CARD:

     - ALL SUCH SHARES OWNED OF RECORD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES PROPOSED FOR ELECTION AS DIRECTORS AND FOR PROPOSAL (b);

     - ALL SUCH SHARES ALLOCATED TO THE ROCKWELL SAVINGS PLAN ACCOUNTS OF THE UNDERSIGNED WILL BE VOTED AS WELLS FARGO AS TRUSTEE DEEMS PROPER; AND

     - ALL SUCH SHARES ALLOCATED TO THE MERITOR SAVINGS PLAN AND ARVIN EMPLOYEE BENEFIT TRUST ACCOUNTS OF THE UNDERSIGNED WILL BE VOTED ON PROPOSALS (a) AND (b) IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS ARE RECEIVED.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

           (continued, and to be signed and dated, on the other side)
 -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -  -
                              FOLD AND DETACH HERE




                              [ARVINMERITOR LOGO]


AFTER YOU READ THE PROXY/DIRECTION CARD AND THE ACCOMPANYING PROXY STATEMENT, YOU CAN VOTE IN ONE OF THREE WAYS:


TELEPHONE VOTING:
     1. Call 1-877-PRX-VOTE (1-877-779-8683), toll-free, from a touchtone telephone (outside US and Canada, call 201-536-8073).

     2. Enter your control number indicated on the reverse side of this card just below the perforation.

     3. Follow the recorded instructions.


INTERNET VOTING:

     1. Log onto Internet and type: http://www.eproxyvote.com/arm.

     2. Enter your control number indicated on the reverse side of this card just below the perforation.

     3. Follow the on-line instructions.


PROXY/DIRECTION CARD:

     1. Mark, sign and date your proxy/direction card, and return it promptly in the enclosed return envelope.

    Please mark your                                                        5890
X   votes as indicated
    in this example.

--------------------------------------------------------------------------------
            THE BOARD OF DIRECTORS RECOMMENDS VOTES FOR (a) AND (b).
--------------------------------------------------------------------------------
                                  WITHHOLD
                                  AUTHORITY
                                   for all
                        FOR all   nominees
                        nominees   listed
(a) The election        listed             Nominees: 01 Joseph B. Anderson, Jr.,
    of directors with                                 02 William D. George, Jr.,
    a term expiring                                   03 Richard W. Hanselman,
    in 2004               / /       / /               04 Charles H. Harff and
    For, except vote withheld from the                05 Larry D. Yost
    following nominee(s):

    -------------------------------------

(b) The selection of auditors              FOR        AGAINST        ABSTAIN
                                           / /          / /            / /

    Annual Report -- Mark here to
    discontinue mailing of annual report
    to shareowners for this account (for
    multiple account holders only)         / /

    I will attend the annual meeting.      / /


SIGNATURE(S)                                                       DATE
            ------------------------------------------------------     ---------
Note: Please sign, date and return the proxy card promptly using the enclosed envelope. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and if signing for a corporation, please give your title. When shares are in the name of more than one person, each should sign the proxy.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


     WHERE A VOTE IS NOT SPECIFIED:
          - The proxies will vote the shares FOR the election of directors and FOR proposal (b) and will vote as they deem proper on such other matters as may properly come before the meeting;
          - Wells Fargo, as Trustee, will vote the shares as it deems proper on proposals (a) and (b) and on such other matters as may properly come before the meeting; and
          - T. Rowe Price, as Trustee, and Northern Trust, as Trustee, will each vote the shares on proposals (a) and (b) in the same manner and proportion as shares for which voting instructions are received.


                 TO PARTICIPANTS IN THE ROCKWELL SAVINGS PLANS:

Please vote in accordance with the instructions on the reverse side of this card by February 9, 2001. If you do not properly vote by that date, Wells Fargo Bank, N.A., as Trustee for the Rockwell Savings Plans, will vote the shares allocated to your Rockwell Savings Plan accounts as it deems proper.